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                                                                    Exhibit 99.1

News Release
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Media Contact:              Clarence Ehlers
                            (219) 273-7327

Analyst/Investor Contact:   Joseph A. Rainis
                            (219) 273-7158



                    NATIONAL STEEL ANNOUNCES PRICE INCREASE


Mishawaka, IN, July 30, 1999 -- National Steel Corporation (NYSE: NS) announced today that it will raise the transaction price on Hot Rolled, Hot Dipped Galvanized, Galvalume(R) and Electrolytic Zinc Coated products by $20 per ton with orders scheduled for shipment on or after October 3, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.